Exhibit 5.2

March 31, 2014

Sparton Corporation

425 North Martingale Road

Schaumburg, Illinois 60173

Re:	Registration Statement on Form S-8 Filed by Sparton Corporation

Ladies and Gentlemen:

This opinion is issued in connection with the registration by Sparton Corporation, an Ohio corporation (the “Company”), under the Securities Act of 1933, as amended (the “Securities Act”), of $5,000,000 of the Company’s deferred compensation obligations (the “Deferred Compensation Obligations”), which represent general unsecured obligations of the Company to pay amounts in the future in accordance with the terms of the Sparton Corporation Deferred Compensation Plan, as initially effective as of January 1, 2014, and as such plan may thereafter be amended or amended or restated (the “Plan”). The Deferred Compensation Obligations will be registered by means of the Company’s Registration Statement on Form S-8 being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act on or after the date hereof (the “Registration Statement”).

In rendering the opinions expressed herein, we have examined the Plan and such other documents, records and matters of law as we have deemed necessary for purposes of this opinion. We have assumed: the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity with the originals of all certified, telecopied, photostated or reproduced copies of documents submitted to us; and the authenticity of the originals of all documents submitted to us as copies.

Based on the foregoing and subject to the qualifications, limitations and exclusions set forth herein, we are of the opinion that:

1.	The Company is a validly existing Ohio corporation, in good standing under the laws of the State of Ohio.

2.	The Company has the necessary corporate power and corporate authority under the laws of Ohio to execute and deliver the Plan and to perform its obligations thereunder.

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March 31, 2014

3.	The execution and delivery of the Plan by the Company and the performance and observance by the Company of its obligations thereunder have been duly authorized by all necessary corporate action on the part of the Company.

4.	To the extent that Ohio law is applicable, the Plan has been duly executed and delivered by the Company.

We are members of the Bar of the State of Ohio and our opinions herein are limited to matters of the laws of the State of Ohio, and we express no opinions regarding federal securities law or the law of other state jurisdictions.

The opinions expressed above are rendered as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any change of fact, circumstance or law after the date hereof. We express no legal opinion upon any matter other than that explicitly addressed above, and our express opinions herein contained shall not be interpreted to be an implied opinion upon any other matter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

A copy of this opinion may be delivered to Bodman PLC in connection with its opinion filed as an exhibit to the Registration Statement. Bodman PLC may rely on this opinion as if it were addressed and had been delivered by us to it on the date hereof.

/s/ BAKER & HOSTETLER LLP